Torrid Reports Third Quarter Fiscal 2021 Results
Announces $100 Million Share Repurchase Authorization
Updates Fiscal 2021 Outlook

CITY OF INDUSTRY, Calif. – December 8, 2021 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter ended October 30, 2021.

Liz Muñoz, Chief Executive Officer, stated, “We are very pleased with the strong growth of our sales and profitability for the third quarter, particularly in light of the challenging operating environment. Our results reflect continued execution against our key strategic initiatives, and we are energized by the momentum in our unified commerce model. We continue to evolve our product offering, enhance our digital marketing strategies and provide an exceptional customer experience that drives excitement and engagement as we remain committed to serving this largely underserved community. We have significant runway to build on our accomplishments across our long-term strategies, as we continue to grow our Curve business, further deepen customer engagement, expand our brand awareness, and drive new customer growth while delivering strong and consistent profitability.”

•Net sales increased 13% to $306.2 million compared to Q3 last year and increased 19% compared to Q3 2019.
•Comparable sales1 increased 14% from Q3 last year and 18% compared to Q3 2019.
•Gross profit margin was 40.9%, compared to 35.4% in Q3 last year and 38.3% in Q3 2019.
•Net loss was $58.9 million, or $(0.54) per share, compared to net income of $4.3 million, or $0.04 per diluted share in Q3 last year. This reflects the use of a 257% effective tax rate in the quarter related to the $111.4 million non-cash charge associated with revaluing legacy incentive units as part of its IPO.
•Adjusted net income2 was $27.8 million, or $0.25 per diluted share, an increase of 53% from adjusted net income of $18.2 million, or $0.17 per diluted share in Q3 last year.
•Adjusted EBITDA2 was $55.2 million, or 18.0% of net sales, compared to $30.8 million, or 11.4% of net sales, in Q3 last year. This compares to $32.5 million or 12.7% of net sales in Q3 2019.
•Opened 11 stores during the quarter.

Key Operational and Business Metrics

	Three Months Ended		% Growth
(dollars in millions)	October 31, 2020	October 30, 2021	YoY
Net sales	$ 270.1	$ 306.2	13%
Gross Profit	$ 95.5	$ 125.1	31%
Gross Profit margin	35.4%	40.9%	550 bps
Net income (loss)	$ 4.3	$ (58.9)
Adjusted net income[1]	$ 18.2	$ 27.8	53%
Adjusted EBITDA[1]	$ 30.8	$ 55.2	79%
Adjusted EBITDA margin[1]	11.4%	18.0%	660 bps
1See "Non-GAAP Measures" below.

Financial Results for the Third Quarter

Net sales increased 13% to $306.2 million, compared to $270.1 million in the third quarter of last year and increased 19% from $256.3 million in the third quarter of 2019. Comparable sales increased 14% from last year. The increase was driven by growth in both online sales and improvement in store productivity trends. While consumer demand was strong, supply chain disruptions limited product availability throughout the third quarter.

Gross profit increased 31% to $125.1 million, compared to $95.5 million in the third quarter of last year and 28% from $98.1 million in the third quarter of 2019. Gross profit margin was 40.9% in the third quarter of 2021, increasing 550 basis points from the same period last year and 259 basis points from the third quarter of 2019. The gross profit margin improvement from the third quarter of last year was mostly due to reduced promotional activity and pricing initiatives, partially offset by an increase in store occupancy expense and higher freight costs.

Selling, general and administrative (“SG&A”) expenses were $66.4 million, compared to $66.7 million in the third quarter of last year. This compares to $69.0 million in the third quarter of 2019. SG&A expenses were 21.7% of net sales compared to 24.7% of net sales in the third quarter of last year and

26.9% in the third quarter of 2019. The improvement in SG&A during the quarter was primarily due to leverage in store expenses and lower share-based compensation expense.

Marketing expense increased by 6% to $15.0 million, compared to $14.1 million in the third quarter of last year. Marketing expense was 4.9% of net sales compared to 5.2% of net sales in the third quarter of last year. As a percentage of sales, marketing expense declined 30 basis points in response to limited product availability related to inventory receipt delays.

Income tax expense was $96.5 million, compared to $5.8 million in the third quarter of last year. This income tax expense was primarily due to the increase in the amount of non-deductible items associated with share-based compensation. This increase was largely driven by the $111.4 million non-cash charge associated with revaluing legacy incentive units as part of its IPO during the quarter ended July 31, 2021.

Net loss was $58.9 million, or $(0.54) per share, compared to net income of $4.3 million, or $0.04 per diluted share in the third quarter of last year.

Adjusted net income2 was $27.8 million, or $0.25 per diluted share, an increase of 53% from adjusted net income of $18.2 million, or $0.17 per diluted share in the third quarter of last year.

Adjusted EBITDA2 was $55.2 million, or 18.0% of net sales, compared to $30.8 million, or 11.4% of net sales, in the third quarter of last year. This compares to $32.5 million or 12.7% of net sales in the third quarter of 2019.

Balance Sheet and Cash Flow

Cash and cash equivalents at the end of the third quarter totaled $62.1 million compared to $97.2 million in the prior year.

Cash flow from operations for the nine-month period ended October 30, 2021 was $125.3 million, compared to $120.4 million for the nine-month period ended October 31, 2020.

Outlook
George Wehlitz, Chief Financial Officer, stated, “We are very pleased with our third quarter performance, further demonstrating the underlying strength in our brand and operating model. We continue to execute our proven growth strategies, driving new customer acquisition and sales per active customer. While consumer demand remains strong, we expect global supply chain challenges to persist into the fourth quarter. We are taking actions to mitigate the impact on our business, while maintaining our commitment to serve our customer. We are also pleased to announce our Board of Directors authorized a $100 million share repurchase program, further demonstrating our Board’s confidence in our long-term growth strategies and our commitment to enhancing shareholder value.”

For the fourth quarter of fiscal 2021 the Company expects:
•Net sales of between $325 million and $335 million.
•Adjusted EBITDA2 of between $35 million and $40 million.

For the full year fiscal 2021 the Company expects:
•Net sales between $1.29 billion to $1.30 billion.
•Adjusted EBITDA2 of between $252 million and $257 million.
•Capital Expenditures of approximately $23 million reflecting approximately 23 new stores for the year.

The above outlook is based on several assumptions, including, but not limited to, the global supply chain challenges in the industry continuing through the remainder of 2021 as well as higher raw material and labor costs, which are expected to be more pronounced as we head into 2022. While COVID-19-related restrictions have eased in recent months, a heightened level of uncertainty remains regarding potential disruption during the remainder of 2021 and the first half of 2022. See “Forward-Looking Statements” for additional information.

Share Repurchase Authorization
On December 6, 2021, the Company’s Board of Directors initiated a share repurchase authorization under which the Company may purchase up to $100 million of its outstanding common stock. Repurchases may be made from time to time, depending upon a variety of factors, including share price, corporate and regulatory requirements, and other market and business conditions, as determined by the Company.

The Company may purchase shares of its common stock in the open market at current market prices at the time of purchase, in privately negotiated transactions, or by other means. The shares would be repurchased with cash on hand and cash from operations. The authorization does not, however, obligate

Torrid to acquire any particular amount of shares, and the share repurchase authorization may be suspended or terminated at any time at Torrid’s discretion.

Conference Call Details
A conference call to discuss the Company’s third quarter results is scheduled for December 8, 2021, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers, conference ID 13725169. The conference call will also be webcast live at https://investors.torrid.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international callers, conference ID 13725169. An archive of the webcast will be available on Torrid’s investor relations website.

Notes

(1)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. The computation of comparable sales includes results from stores that were temporarily closed due to COVID-19. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.

(2)Adjusted EBITDA and Adjusted net income (loss) are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures. The Company does not provide reconciliations of the forward-looking non- GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About TORRID
TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who is curvy and wears sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other (income) expense, plus provision for less (benefit from) income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, other expenses. Adjusted net income (loss) represents GAAP net income (loss) plus remeasurement adjustments for share-based compensation, net of tax. Adjusted earnings (loss) per share represents Adjusted net income (loss) divided by the diluted weighted average number of shares outstanding at the end of the period.

We believe Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share facilitate operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations.
Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results as well as a benchmark to determine certain non-equity incentive payments made to executives. Additionally, we use Adjusted net income

(loss) and Adjusted earnings (loss) per share to facilitate operating performance comparisons by isolating the effects of share-based compensation that vary from period to period and across our peer companies without any correlation to ongoing operating performance.

Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share have limitations as analytical tools. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to or substitutes for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as alternatives to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. For example, all statements we make relating to our expected third quarter of fiscal 2021 and full year fiscal 2021 performance are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: successful management of risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services and operations; changes in consumer spending and general economic conditions; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; damage to our reputation arising from our use of social media, email and text messages; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facilities (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our leasing substantial amounts of space; our failure to find store employees that reflect our brand image and embody our culture; our reliance on third-parties for the provision of certain services, including distribution and real estate management; our dependence upon key executive management; our reliance on information systems; system security risk issues that could disrupt our internal operations or information technology services; unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments on long-lived assets; our failure to maintain adequate internal controls; and the threat of war, terrorism or other catastrophes that could negatively impact our business.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.  The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Investors
ICR, Inc.
Jean Fontana
(646) 277-1214
IR@torrid.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Lyle Weston
(212) 355-4449

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended October 31, 2020	Three Months Ended October 30, 2021	Nine Months Ended October 31, 2020	Nine Months Ended October 30, 2021
Net sales	$270,129	$306,241	$675,832	$964,858
Cost of goods sold	174,601	181,094	459,381	545,059
Gross profit	95,528	125,147	216,451	419,799
Selling, general and administrative expenses	66,706	66,399	124,057	355,353
Marketing expenses	14,091	15,023	37,946	35,276
Income from operations	14,731	43,725	54,448	29,170
Interest expense	4,666	6,104	16,645	23,390
Interest income, net of other (income) expense	(12)	(12)	71	(72)
Income before provision for income taxes	10,077	37,633	37,732	5,852
Provision for income taxes	5,826	96,535	4,435	13,042
Net income (loss)	$4,251	$(58,902)	$33,297	$(7,190)
Comprehensive income (loss):
Net income (loss)	$4,251	$(58,902)	$33,297	$(7,190)
Other comprehensive income (loss):
Foreign currency translation adjustment	29	45	(154)	235
Total other comprehensive income (loss)	29	45	(154)	235
Comprehensive income (loss)	$4,280	$(58,857)	$33,143	$(6,955)
Net earnings (loss) per share:
Basic	$0.04	$(0.54)	$0.30	$(0.07)
Diluted	$0.04	$(0.54)	$0.30	$(0.07)
Weighted average number of shares:
Basic	110,000	110,078	110,000	110,031
Diluted	110,000	110,078	110,000	110,031

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	January 30, 2021	October 30, 2021
Assets
Current assets:
Cash and cash equivalents	$122,953	$61,849
Restricted cash	262	262
Inventory	105,843	159,499
Prepaid expenses and other current assets	12,668	15,185
Prepaid income taxes	417	27,230
Total current assets	242,143	264,025
Property and equipment, net	143,256	132,293
Operating lease right-of-use assets	244,711	219,749
Deposits and other noncurrent assets	3,560	7,234
Deferred tax assets	6,139	4,605
Intangible asset	8,400	8,400
Total assets	$648,209	$636,306
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$70,853	$83,486
Accrued and other current liabilities	110,361	141,570
Operating lease liabilities	50,998	45,893
Current portion of term loan	11,506	16,144
Due to related parties	8,060	8,414
Income taxes payable	9,336	—
Total current liabilities	261,114	295,507
Noncurrent operating lease liabilities	246,458	219,424
Term loan	193,406	324,877
Deferred compensation	6,531	7,021
Lease incentives and other noncurrent liabilities	3,873	4,052
Total liabilities	711,382	850,881
Commitments and contingencies (Note 15)
Stockholders' deficit
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 110,000,000 shares issued and outstanding at January 30, 2021; 110,091,816 shares issued and outstanding at October 30, 2021	1,100	1,101
Additional paid-in capital	10,326	115,773
Accumulated deficit	(74,591)	(331,676)
Accumulated other comprehensive (loss) income	(8)	227
Total stockholders' deficit	(63,173)	(214,575)
Total liabilities and stockholders' deficit	$648,209	$636,306

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Nine Months Ended October 31, 2020	Nine Months Ended October 30, 2021
OPERATING ACTIVITIES
Net income (loss)	$33,297	$(7,190)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write down of inventory	5,668	510
Operating right-of-use assets amortization	30,035	31,010
Depreciation and other amortization	26,273	26,790
Write off of unamortized original issue discount and deferred financing costs for Amended Term Loan Credit Agreement	—	5,231
Share-based compensation	(25,581)	157,238
Deferred taxes	488	1,534
Other	(695)	106
Changes in operating assets and liabilities:
Inventory	(10,131)	(53,347)
Prepaid expenses and other current assets	(6)	(2,448)
Prepaid income taxes	(11)	(26,813)
Deposits and other noncurrent assets	29	(3,152)
Accounts payable	64,580	11,046
Accrued and other current liabilities	4,370	29,986
Operating lease liabilities	(15,000)	(36,945)
Lease incentives and other noncurrent liabilities	(424)	189
Deferred compensation	934	490
Due to related parties	4,219	354
Income taxes payable	2,393	(9,336)
Net cash provided by operating activities	120,438	125,253
INVESTING ACTIVITIES
Purchases of property and equipment	(9,505)	(11,342)
Net cash used in investing activities	(9,505)	(11,342)
FINANCING ACTIVITIES
Capital distribution to Torrid Holding LLC	—	(300,000)
Proceeds from revolving credit facility	50,000	—
Payments on revolving credit facility	(50,000)	—
Deferred financing costs for revolving credit facility	—	(688)
Proceeds from Amended Term Loan Credit Agreement, net of original issue discount and deferred financing costs	(525)	—
Principal payments on and repayment of Amended Term Loan Credit Agreement and related costs	(42,150)	(212,775)
Proceeds from New Term Loan Credit Agreement, net of original issue discount and deferred financing costs	—	340,509
Proceeds from issuances under share-based compensation plans	—	225
Withholding tax payments related to vesting of restricted stock units and awards	—	(1,685)
Net cash used in financing activities	(42,675)	(174,414)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(29)	(601)
Increase (decrease) in cash, cash equivalents and restricted cash	68,229	(61,104)
Cash, cash equivalents and restricted cash at beginning of period	28,999	123,215
Cash, cash equivalents and restricted cash at end of period	$97,228	$62,111
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the credit facility and term loans	$16,938	$16,303
Cash paid during the period for income taxes	$1,853	$47,135
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$1,767	$4,496

The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended
	October 31, 2020	October 30, 2021
Net income (loss)	$4,251	$(58,902)
Interest expense	4,666	6,104
Interest income, net of other income	(12)	(12)
Provision for income taxes	5,826	96,535
Depreciation and amortization(A)	8,477	8,482
Share-based compensation(B)	7,124	2,450
Non-cash deductions and charges(C)	424	306
Other expenses(D)	12	215
Adjusted EBITDA	$30,768	$55,178

(A)Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B)Prior to the consummation of our IPO on July 6, 2021, share-based compensation was determined based on the remeasurement of our liability-classified incentive units.
(C)Non-cash deductions and charges includes losses on property and equipment disposals and the net impact of non-cash rent expense.
(D)Other expenses include IPO-related transaction fees and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.

The following table provides a reconciliation of net income (loss) to Adjusted net income for the periods presented (dollars in thousands):

	Three Months Ended October 31, 2020	Three Months Ended October 30, 2021	Nine Months Ended October 31, 2020	Nine Months Ended October 30, 2021
Net income (loss)	$ 4,251	$ (58,902)	$ 33,297	$ (7,190)
Remeasurement adjustments for incentive units, net of tax	13,952	86,685	(24,804)	118,759
Adjusted net income	$ 18,203	$ 27,783	$ 8,493	$ 111,569

Basic and diluted weighted average shares outstanding	110,000	110,078	110,000	110,031
Earnings (loss) per share	$ 0.04	$ (0.54)	$ 0.30	$ (0.07)
Adjusted earnings per share	$ 0.17	$ 0.25	$ 0.08	$ 1.01